Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WeiserMazars LLP (formerly known as Weiser LLP) hereby consent to the incorporation by reference in the September 23, 2010 Registration Statement on Form S-8 of GTJ REIT, Inc. of our report dated March 31, 2009, relating to the consolidated balance sheet of GTJ REIT, Inc. as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity, and comprehensive income and cash flows, for each of the two years in the period ended December 31, 2008, which report appears in the December 31, 2009 Annual Report on Form 10-K of GTJ REIT, Inc.

/s/ WeiserMazars LLP
New York, NY
September 23, 2010